Exhibit 4.1 to the quarterly report on Form 10-Q of W.W. Grainger, Inc. for the quarter ended September 30, 2002

July 3, 2002

W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, Illinois 60045-5201
Attention: Corporate Secretary

Gentlemen:

     In connection with the appointment of EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly BankBoston, N.A., formerly The First National Bank of Boston) as Rights Agent under that certain Rights Agreement dated as of April 28, 1999, between W.W. Grainger, Inc. and Fleet National Bank ("Rights Agreement"):

   1. Fleet National Bank advises you that:

  it has acted as Rights Agent under the Rights Agreement and as rights agent under the rights plans of other corporations through EquiServe Limited Partnership, which, until recently, was Fleet National Bank’s “Subsidiary” (as that term is defined in the Rights Agreement);
  EquiServe Limited Partnership has ceased to be a Subsidiary of Fleet National Bank, and Fleet National Bank therefore is no longer capable (either itself or through its Subsidiaries) of acting as Rights Agent under the Rights Agreement.
  Fleet National Bank acknowledges (i) receipt of notice of the appointment, effective as of August 1, 2002, of EquiServe Trust Company, N.A., as successor to Fleet as Rights Agent under the Rights Agreement and (ii) Fleet National Bank’s obligation under the Rights Agreement to deliver and transfer any property held by it thereunder to EquiServe Trust Company, N.A.

   2. EquiServe Trust Company, N.A. advises you that:

  it is (a) a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, having an office in Chicago, Illinois or the Borough of Manhattan, New York, New York, which corporation is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which currently has a combined capital and surplus of at least $50,000,000 or (b) a Subsidiary (as that term is defined in the Rights Agreement) of such corporation described in the immediately preceding clause (a).
  it accepts the appointment, effective as of August 1, 2002, of EquiServe Trust Company, N.A., as successor to Fleet National Bank as Rights Agent under the Rights Agreement.
  its address, for purposes of the notice provision in Section 26 of the Rights Agreement, is:

EquiServe Trust Company, N.A.
150 Royall Street
Canton, MA 02021

        The undersigned understand that you are relying on this letter in connection with the appointment of EquiServe Trust Company, N.A. as successor to Fleet as Rights Agent under the Rights Agreement. This letter may be executed by the undersigned in counterparts, together constituting this letter.

Very truly yours,
Fleet National Bank
By: /s/ Katherine S. Anderson Katherine S. Anderson Managing Director
EquiServe Trust Company, N.A.
By: /s/ Stephen Cesso Stephen Cesso General Counsel